Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF FEBRUARY 8, 2011
BY AND AMONG
DSW INC.,
DSW MS LLC
AND
RETAIL VENTURES, INC.

i

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	35
Agreed Upon Procedures Report	41
Agreement	1
Auditor	40
Basis of Presentation	40
Benefit Plans	17
Cash Schedule	41
Certificate of Merger	1
Certificates	5
Change in DSW Recommendation	33
Change in Recommendation	35
Change in RVI Recommendation	33
Charter Amendment	26
Closing	2
Closing Date	2
Code	1
Common Stock Purchase Right	1
Converted Equity Awards	7
Converted Option\SAR	7
Converted Stock Awards	7
Covered Transaction Expenses	47
Designated Director	2
DSW	1
DSW Benefit Plans	25
DSW Class A Stock	3
DSW Class B Stock	3
DSW Common Stock	3
DSW Disclosure Schedule	20
DSW Dissenting Shares	9
DSW Financial Statements	23
DSW Permits	24
DSW Preferred Stock	21
DSW Recommendation	26
DSW SEC Documents	23
DSW Share Issuance	22
DSW Shareholders Meeting	33
DSW Stock Awards	21
Effective Time	2
Election	4
Election Deadline	4
Election Form	4
Election Form Record Date	4
Election Period	4

Page

ERISA	17
Exchange Act	4
Exchange Agent	5
Exchange Ratio	3
Execution Date	1
Form S-4	31
Goldman	26
Governmental Entity	13
Houlihan	20
IRS Rulings	43
Joint Proxy Statement\Prospectus	31
Knowledge	14
Laws	15
Legal Action	15
Liabilities	14
Mailing Date	4
Master Separation Agreement	34
material adverse effect	10
Maximum Premium	39
Merger	1
Merger Consideration	3
Merger LLC	1
NYSE	2
OGCL	1
OLLCL	1
person	6
PIES Indenture	8
Present Fair Salable Value	19
reasonable inquiry	14
Report	40
Required DSW Vote	26
Required RVI Vote	19
Required Shareholder Votes	26
Required Shareholders Meetings	33
Rights Agreement	1
RVI	1
RVI Benefit Plan	17
RVI Common Stock	3
RVI Disclosure Schedule	10
RVI Dissenting Shares	9
RVI ERISA Affiliate	18
RVI Financial Statements	11, 14
RVI Indemnified Parties	38
RVI Option\SAR	7
RVI Permits	15
RVI Recommendation	19

Page

RVI SEC Documents	13
RVI Shareholders Meeting	33
RVI Stock Awards	7
RVI Warrant	8
RVI’s Significant Cash Transactions	41
Sarbanes-Oxley Act	13
Schottenstein	26
Securities Act	12
SEI Loan	28
Solvent	19, 20
Statement	40
Subject Shares	39
Subsidiary	10
Superior Proposal	37
Surviving Entity	2
tax	17
U.S.	6
Violation	12
Voting Debt	11

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AGREEMENT AND PLAN OF MERGER dated as of February 8, 2011 (“Execution Date”) (this “Agreement”) is by and among DSW Inc., an Ohio corporation (“DSW”), DSW MS LLC, an Ohio limited liability company and a direct wholly-owned subsidiary of DSW (“Merger LLC”), and Retail Ventures, Inc., an Ohio corporation (“RVI”).
W I T N E S S E T H:
WHEREAS, each of the respective Boards of Directors of DSW and RVI has approved, and deemed it in the best interests of its shareholders to consummate, and DSW, as the sole member of Merger LLC, has approved, the business combination and other transactions provided for herein, including the merger (the “Merger”) of RVI with and into Merger LLC in accordance with the applicable provisions of the Ohio General Corporation Law (the “OGCL”) and the Ohio Limited Liability Company Law (the “OLLCL”), and upon the terms and subject to the conditions set forth herein;
WHEREAS, DSW and RVI intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);
WHEREAS, DSW and RVI desire to make certain representations, warranties, covenants and agreements in connection with the Merger (including, as a condition and inducement to DSW and Merger LLC entering into this Agreement, the voting agreement by RVI provided for in Section 5.12) and also to prescribe certain conditions to the Merger; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to DSW and Merger LLC entering into this Agreement, RVI has adopted a Rights Agreement, dated as of the date hereof (the “Rights Agreement”), with Computershare Investor Services Inc., as Rights Agent, intended to help protect RVI’s net operating losses and certain other tax assets, in connection with which the RVI Board of Directors authorized and declared a dividend distribution of one common share purchase right (a “Common Stock Purchase Right”) for each outstanding share of RVI Common Stock at the close of business on February 24, 2011.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1 Effective Time of Merger. Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by RVI and Merger LLC and thereafter delivered to the Secretary of State of the State of Ohio for filing, as provided in the OGCL and OLLCL, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Ohio or at such time thereafter as is agreed upon in writing by DSW and RVI and provided for in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of DSW in Columbus, Ohio, unless another place is agreed to in writing by the parties hereto.
1.3 Effects of the Merger. At the Effective Time, RVI shall be merged with and into Merger LLC and the separate existence of RVI shall cease and Merger LLC shall continue as the surviving entity in the Merger. The Merger will have the effects set forth in the OGCL and OLLCL. As used in this Agreement, “Surviving Entity” shall mean Merger LLC, at and after the Effective Time, as the surviving entity in the Merger.
1.4 Articles of Organization. At the Effective Time, the articles of organization of Merger LLC as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.
1.5 Operating Agreement. At the Effective Time, the operating agreement of Merger LLC as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.
1.6 Officers of Surviving Entity. The officers of Merger LLC as of the Effective Time shall be the officers of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
1.7 Directors of DSW. Prior to the Effective Time, the DSW Board of Directors shall take all necessary corporate action (i) to increase the size of the DSW Board of Directors by one member, such that at the Effective Time the DSW Board of Directors shall consist of 12 members, and (ii) to fill the vacancies on the DSW Board of Directors created by such increase, effective immediately after the Effective Time, with the current member of the RVI Board of Directors listed on Schedule 1.7 (the “Designated Director”). If prior to the Effective Time, the Designated Director, or Harvey Sonnenberg, is unwilling or unable to serve as a director of DSW for any reason, or the Nominating and Corporate Governance Committee of the DSW Board of Directors determines in good faith, after consultation with legal counsel, that the Designated Director would not qualify as an “independent” director of DSW under the rules of the New York Stock Exchange (“NYSE”), then RVI shall replace such person, upon consultation prior to the Effective Time with, and in consideration of the views of, the Nominating and Corporate Governance Committee of the DSW Board of Directors, and thereafter (other than in the case of Mr. Sonnenberg or any replacement of Mr. Sonnenberg) such replacement shall constitute a Designated Director.

ARTICLE II
EFFECTS OF THE MERGER
2.1 Effect on Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of RVI Common Stock:
(a) Cancellation of Treasury Stock. All common shares, without par value, of RVI (the “RVI Common Stock”) that are owned by RVI as treasury stock shall be cancelled and shall cease to exist, and no Class A common shares, without par value, of DSW (the “DSW Class A Stock”) or Class B common shares, without par value, of DSW (the “DSW Class B Stock”, and together with the DSW Class A Stock, the “DSW Common Stock”) or other consideration shall be delivered in exchange therefor.
(b) Conversion of the RVI Common Stock. Subject to Section 2.4, each share of RVI Common Stock (and each associated Common Stock Purchase Right) issued and outstanding immediately prior to the Effective Time (other than (i) shares of RVI Common Stock to be cancelled in accordance with Section 2.1(a), (ii) shares of RVI Common Stock owned by DSW immediately prior to the Effective Time, which shares shall be cancelled and extinguished, (iii) shares of RVI Common Stock owned by any direct or indirect wholly-owned Subsidiary of DSW or any direct or indirect wholly-owned Subsidiary of RVI immediately prior to the Effective Time, which shares shall be cancelled and extinguished, and (iv) RVI Dissenting Shares, which shall be treated in accordance with Section 2.8(a)) shall be cancelled and extinguished and automatically converted into the right to receive 0.435 (the “Exchange Ratio”) fully paid and nonassessable shares of either DSW Class A Stock, or, if such holder has effectively made an election to receive DSW Class B Stock in lieu of DSW Class A Stock in accordance with Section 2.2, DSW Class B Stock (such DSW Common Stock, together with any cash paid in respect of fractional shares in accordance with Section 2.4, the “Merger Consideration”). Upon such conversion, all such shares of RVI Common Stock, together with all associated Common Stock Purchase Rights, shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each certificate previously representing any such shares (or book entry representing any such non-certificated shares) and associated Common Stock Purchase Rights shall thereafter represent only the right to receive the Merger Consideration (together with any dividends or other distributions payable in respect thereof pursuant to Section 2.3(c)) in respect of such shares upon the surrender of the certificate or book entry representing such shares in accordance with Section 2.3 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.5). No holder of shares of RVI Common Stock who demands payment of the fair cash value of such shares pursuant to Section 1701.85 of the OGCL shall thereafter be entitled to elect to receive DSW Class B Stock in lieu of DSW Class A Stock with respect to RVI Dissenting Shares, which RVI Dissenting Shares shall be treated in accordance with Section 2.8(a), regardless of whether such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal.
(c) Adjustments. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into DSW Common Stock or RVI Common Stock), reorganization, recapitalization, reclassification or other like change with respect to DSW

Common Stock or RVI Common Stock having a record date on or after the date hereof and prior to the Effective Time.
2.2 Election Procedures.
(a) No later than the date on which the Joint Proxy Statement/Prospectus is mailed to the RVI shareholders (the “Mailing Date”), DSW shall cause an election form (the “Election Form”) to be mailed to each holder of record of shares of RVI Common Stock as of the record date for the RVI Shareholders Meeting (the “Election Form Record Date”).
(b) Each Election Form shall permit the holder (or the beneficial owner, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through appropriate and customary documentation and instructions), to elect to receive DSW Class B Stock in lieu of DSW Class A Stock (an “Election”) and shall provide that all shares of RVI Common Stock with respect to which an Election has not properly been made during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the fifth business day prior to the Effective Time (the “Election Deadline”), shall be converted into DSW Class A Stock pursuant to Section 2.1(b). DSW shall publicly announce the anticipated Election Deadline at least ten (10) business days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be delayed by the same number of days, and DSW shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.
(c) DSW shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners, within the meaning of Rule 13d-3 under the Exchange Act) of RVI Common Stock during the Election Period, and DSW shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(d) Any Election made pursuant to this Section 2.2 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. If an Election Form is revoked during the Election Period, the shares of RVI Common Stock represented by such Election Form shall be deemed to be converted into DSW Class A Stock pursuant to Section 2.1(b), except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of the shares of RVI Common Stock covered by that Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of DSW or RVI or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

2.3 Surrender and Payment.
(a) Prior to the date of mailing of the Joint Proxy Statement/Prospectus, DSW shall appoint an agent (the “Exchange Agent”) reasonably acceptable to RVI for the purpose of exchanging certificates or book entries, as applicable, which immediately prior to the Effective Time evidenced shares of RVI Common Stock and the associated Common Stock Purchase Rights (the “Certificates”), for the applicable Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to RVI. On or before the Effective Time, DSW shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II, and DSW shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.4 and any dividends or distributions to which holders of shares of RVI Common Stock may be entitled pursuant to Section 2.3(c). The Surviving Entity shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of RVI Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to DSW and RVI and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(c).
(b) Each holder of shares of RVI Common Stock that have been converted into the right to receive the applicable Merger Consideration and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(c), upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive the applicable Merger Consideration payable in respect of such shares of RVI Common Stock. The holder of such Certificate, upon its delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c). Certificates surrendered shall forthwith be cancelled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.4 and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(c). No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.3.
(c) Whenever a dividend or other distribution is declared or made after the date hereof with respect to DSW Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of DSW Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to DSW Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the DSW Common Stock such holder is entitled to receive until the holder of such

Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.3. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of DSW Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of DSW Common Stock.
(d) In the event that a transfer of ownership of shares of RVI Common Stock is not registered in the stock transfer books or ledger of RVI, or if any certificate or book entry for the applicable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate or book entry representing shares of DSW Common Stock in any name other than that of the registered holder of such shares of RVI Common Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity.
(e) After the Effective Time, there shall be no further registration of transfers of shares of RVI Common Stock. If, after the Effective Time, any Certificate formerly representing shares of RVI Common Stock is presented to the Surviving Entity, it shall be cancelled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II, except as provided in Section 2.8(a) with respect to RVI Dissenting Shares.
(f) None of DSW, Merger LLC, RVI or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of RVI Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(g) Each of the Exchange Agent, the Surviving Entity and DSW shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of RVI Common Stock, and from any dividends or other distributions that the holder is entitled to receive under Section 2.3(c), such amounts as the Exchange Agent, the Surviving Entity or DSW is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax Law or any other non-U.S. tax Law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Entity or DSW, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.3(c) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of RVI Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Entity or DSW.
(h) Any portion of the certificates evidencing shares of DSW Common Stock, the cash to be paid in respect of fractional shares pursuant to Section 2.4 and the cash or other property in respect of dividends or other distributions pursuant to Section 2.3(c) supplied to the Exchange Agent which remains unclaimed by the holders of shares of RVI Common Stock twelve months after the Effective Time shall be returned to DSW, upon demand, and any such holder who has not exchanged his shares of RVI Common Stock for the applicable Merger Consideration in accordance with this Section 2.3 prior to the time of demand shall thereafter look only to DSW for payment of the applicable Merger Consideration and any dividends or distributions with respect to DSW Common Stock to which such holder was entitled pursuant to Section 2.3(c), in each case, without interest.
2.4 Fractional Shares. No certificates representing less than one share of DSW Common Stock shall be issued in exchange for shares of RVI Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of RVI Common Stock who would otherwise have been entitled to a fraction of a share of DSW Common Stock upon surrender of Certificates for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.5) shall be paid upon such surrender (and after taking into account and aggregating shares of RVI Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of RVI Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the closing price for a share of DSW Class A Stock on the New York Stock Exchange on the last trading day immediately preceding the Effective Time.
2.5 Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of RVI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of RVI Common Stock represented by such lost, stolen or destroyed certificates; provided that DSW may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against DSW or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
2.6 Options and Other RVI Stock Awards. From and after the Effective Time, (x) options to purchase shares of, and stock appreciation rights based on, RVI Common Stock (each, a “RVI Option/SAR”) held by any current or former employee, consultant, independent contractor or director and (y) other compensatory awards based on RVI Common Stock (collectively with the RVI Options/SARs, the “RVI Stock Awards”) held by any current or former employee, consultant, independent contractor or director which are outstanding immediately prior to the Effective Time shall be converted into and become, respectively, options to purchase, or, as the case may be, stock appreciation rights based on shares of DSW Class A Stock (each, a “Converted Option/SAR”), and with respect to all other RVI Stock Awards, awards based on shares of DSW Class A Stock (the “Converted Stock Awards” and, together with the Converted Options/SARs, the “Converted Equity Awards”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such

RVI Stock Award was granted (after giving effect to any acceleration of vesting that occurs by reason of the transactions contemplated by this Agreement); provided that from and after the Effective Time, (i) each such Converted Option/SAR may be exercised solely to purchase or otherwise in respect of shares of DSW Class A Stock, (ii) the number of shares of DSW Class A Stock issuable upon exercise of such Converted Option/SAR shall be equal to the number of shares of RVI Common Stock that were issuable upon exercise under the corresponding RVI Option/SAR immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, (iii) the per share exercise price under such Converted Option/SAR shall be the per share exercise price of the corresponding RVI Option/SAR immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent, and (iv) the number of shares of DSW Class A Stock subject to such Converted Stock Awards shall be determined by multiplying the number of shares of RVI Common Stock subject to the corresponding RVI Stock Award immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share.
2.7 Other RVI Securities.
(a) RVI, DSW and Merger LLC shall cooperate and take all actions necessary or appropriate in order for the Surviving Entity to assume, as of the Effective Time, the warrants issued by RVI to purchase shares of RVI Common Stock or DSW Class A Stock held by RVI (each, a “RVI Warrant”) outstanding immediately prior to the Effective Time, in accordance with their respective terms and conditions. The parties acknowledge that (i) as of the date of this Agreement, holders of the outstanding warrants issued by RVI to purchase shares of RVI Common Stock or DSW Class A Stock held by RVI are entitled to exercise such RVI Warrants for shares of DSW Class A Stock, shares of RVI Common Stock or a combination thereof, and (ii) following the Effective Time, (A) the right to exercise such RVI Warrants for shares of DSW Class A Stock shall continue in accordance with the terms of the RVI Warrants and (B) the right to exercise such RVI Warrants for shares of RVI Common Stock shall be treated in the manner contemplated by Section 4.1 of the RVI Warrants as the right to receive the highest amount of securities, cash or other property to which such holder would actually have been entitled as a shareholder upon such consummation of the Merger if such holder had exercised its RVI Warrant immediately prior thereto and shall be deemed to include the right of such holder to elect to receive DSW Class B Stock in lieu of DSW Class A Stock upon exercise of the RVI Warrant for shares of RVI Common Stock following the Effective Time (provided that if such holder fails to so elect to receive DSW Class B Stock upon exercise of the RVI Warrant, such holder shall receive DSW Class A Stock).
(b) RVI, DSW and Merger LLC shall cooperate and take all actions necessary or appropriate in order for the Surviving Entity to assume, as of the Effective Time, by supplemental indenture and supplemental agreement RVI’s obligations under the Indenture, dated as of August 16, 2006 (the “PIES Indenture”), between RVI and HSBC Bank USA, National Association, the Notes and the Collateral Agreement (as defined in the PIES Indenture) related to the 6.625% Mandatorily Exchangeable Notes due September 15, 2011.

2.8 Dissenters’ Rights.
(a) Notwithstanding anything in this Agreement to the contrary, shares of RVI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 1701.84 and 1701.85 of the OGCL (the “RVI Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall represent the right to payment of the fair cash value of such shares in accordance with, and to the extent of, the provisions of Sections 1701.84 and 1701.85 of the OGCL and at the Effective Time, all RVI Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose its rights as a dissenting shareholder under Section 1701.85 of the OGCL or other applicable Law, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1701.85 of the OGCL, then the right of such holder to be paid the fair cash value of such holder’s RVI Dissenting Shares under Section 1701.85 of the OGCL shall be terminated and cease and if such forfeiture shall occur following the Effective Time, each such RVI Dissenting Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration (that, for the avoidance of doubt, will consist exclusively of DSW Class A Stock and any cash paid in respect of fractional shares in accordance with Section 2.4). RVI shall deliver prompt notice to DSW of any demands for payment of the fair cash value of any shares of RVI Common Stock, any withdrawals of such demands and any other instruments served pursuant to the OGCL and received by RVI relating to rights to be paid the fair cash value of RVI Dissenting Shares, and DSW shall have the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the OGCL. Prior to the Effective Time, RVI shall not, without the prior written consent of DSW, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
(b) Shares of DSW Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such shares pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the OGCL (the “DSW Dissenting Shares”), shall, at the Effective Time, be treated in accordance with the provisions of Section 1701.85 of the OGCL. DSW shall deliver prompt notice to RVI of any demands for payment of the fair cash value of any shares of DSW Common Stock. Prior to the Effective Time, DSW shall not, without the prior written consent of RVI, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
2.9 Consent of Surviving Entity. The Surviving Entity hereby consents to be sued and served with process in the State of Ohio and to the irrevocable appointment of the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Entity any obligation of RVI, or to enforce the rights of a dissenting shareholder of RVI.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of RVI. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by RVI to DSW concurrently herewith (the “RVI Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the RVI Disclosure Schedule shall be deemed to be included in each other subsection of the RVI Disclosure Schedule with respect to which the relevance of such information thereto would be reasonably apparent) or (y) as disclosed in the RVI SEC Documents filed by RVI with, or furnished by RVI to, the SEC after January 31, 2009 and at least two (2) business days prior to the date of this Agreement, and publicly available as of the date of this Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such RVI SEC Documents, including any statements in any section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”), RVI represents and warrants (subject to the limitation set forth in subsection (n) of this Section 3.1) to DSW as follows:
(a) Organization, Standing and Power. RVI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on RVI. The Articles of Incorporation and Code of Regulations of RVI, copies of which were previously made available to DSW, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement:
(i) the word “Subsidiary” when used with respect to any person means any other person, whether incorporated or unincorporated, of which at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such person, is directly or indirectly owned or controlled by the first person or by any one or more of its Subsidiaries, or by the first person and one or more of its Subsidiaries; provided that DSW and its Subsidiaries shall not be regarded as Subsidiaries of RVI for purposes of this Agreement unless otherwise expressly provided herein;
(ii) other than with reference to any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to (x) this Agreement or the transactions contemplated hereby or (y) any public disclosure concerning this Agreement or the transactions contemplated hereby, any reference to the term “material adverse effect” means, with respect to RVI, an adverse effect on the financial condition, properties, businesses or results of operations of RVI and its Subsidiaries taken as a whole in an amount greater than $17,500,000 that is neither reflected nor reserved for in the consolidated financial statements of RVI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2010, as filed with the SEC prior to the date of this Agreement (the “RVI 10-Q”) nor an ordinary course operating expense or expense relating to the Merger; provided that, for purposes of this clause (ii), the following (alone or in combination) shall not be deemed to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic, political or market conditions, (B) changes in generally accepted accounting principles or requirements or interpretations thereof, (C) changes in applicable Laws or interpretations thereof by any Governmental Entity, (D) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or any action taken pursuant to and in accordance with this Agreement, (E) any outbreak of major hostilities, act of terrorism, act of God or other force majeure event occurring after the date of this Agreement, or (F) changes in RVI’s stock price or trading volume (unless due to a change or event that would separately constitute a “material adverse effect” with respect to RVI), except, in the case of clauses (A), (B), (C) or (E), to the extent such changes or developments have a disproportionate effect on RVI and its Subsidiaries. In addition, the SEI Loan will not be (I) considered, in and of itself, to have a “material adverse effect” or (II) considered in the determination of whether a change or event constitutes a “material adverse effect.”
(b) Capital Structure.
(i) The authorized capital stock of RVI consists of 160,000,000 shares of RVI Common Stock. As of the close of business on January 29, 2011, (A) 50,274,851 shares of RVI Common Stock were issued and outstanding (including issued shares of unvested restricted stock), (B) 7,551 shares of RVI Common Stock were held in treasury, (C) 1,952,497 shares of RVI Common Stock were reserved for issuance upon the exercise of the RVI Warrants and (D) 949,100 shares of RVI Common Stock were reserved for issuance under RVI Stock Awards. All issued and outstanding shares of RVI Common Stock, and all shares of RVI Common Stock that may be issued pursuant to the exercise of RVI Warrants or RVI Stock Awards, are duly authorized. All issued and outstanding shares of RVI Common Stock are, and all shares of RVI Common Stock that may be issued pursuant to the exercise of RVI Warrants or RVI Stock Awards will be, when issued in accordance with the terms thereof, validly issued, fully paid and nonassessable and not subject to preemptive rights.
(ii) Section 3.1(b)(ii) of the RVI Disclosure Schedule sets forth a true, complete and correct list as of the Execution Date of each RVI Warrant then outstanding, the number of shares of RVI Common Stock and DSW Class A Stock held by RVI subject to such RVI Warrant and the exercise or purchase price (if any) and the expiration date thereof.
(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of RVI are issued or outstanding.
(iv) Except for (A) this Agreement, (B) the RVI Warrants, (C) the RVI Stock Awards, and (D) the Rights Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which RVI or any Subsidiary of RVI is a party or by which it or any such Subsidiary is bound obligating RVI or any Subsidiary of RVI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other equity interests or any Voting Debt of RVI or of any Subsidiary of RVI (including, for this purpose, DSW) or obligating RVI or any Subsidiary of RVI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of RVI or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of RVI or any of its Subsidiaries (including, for this purpose, DSW) or (y) pursuant to which RVI or any of its Subsidiaries (including, for this purpose, DSW) is or could be required to register shares of RVI Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).
(v) Since January 30, 2010, except as permitted by Section 4.1 or as provided for by the Rights Agreement, RVI and its Subsidiaries have not (A) issued or permitted to be issued any shares of capital stock, other equity interests or securities exercisable or exchangeable for or convertible into shares of capital stock or other equity interests of RVI or any of its Subsidiaries (including, for this purpose, DSW), other than pursuant to and as required by the terms of RVI Warrants or RVI Stock Awards granted prior to the date hereof; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock or other equity interests of RVI or any of its Subsidiaries (including, for this purpose, DSW); or (C) declared, set aside, made or paid to the shareholders of RVI dividends or other distributions on the outstanding shares of capital stock of RVI.
(c) Authority.
(i) RVI has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required RVI Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RVI, subject in the case of the consummation of the Merger to the Required RVI Vote. This Agreement has been duly executed and delivered by RVI and, assuming due authorization, execution and delivery by DSW and Merger LLC, constitutes a valid and binding obligation of RVI, enforceable against RVI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Articles of

Incorporation, Code of Regulations or similar organizational document of RVI or any Subsidiary of RVI, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or Law applicable to RVI or any Subsidiary of RVI or their respective properties or assets, which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to have a material adverse effect on RVI.
(iii) No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to RVI or any Subsidiary of RVI in connection with the execution and delivery of this Agreement by RVI or the consummation by RVI of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on RVI or (y) prevent, delay or impede RVI’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and such other reports under the Securities Act and the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, and (C) such filings with and approvals of the NYSE as may be required by the rules and regulations of the NYSE.
(d) SEC Documents; Financial Statements; Undisclosed Liabilities.
(i) RVI has timely filed, or furnished, as applicable, all reports, schedules, registration statements and other documents required to be filed or submitted by it with the SEC pursuant to the Securities Act, the Exchange Act or other applicable securities statutes, regulations, policies, rules or interpretations thereof since January 1, 2008 (the “RVI SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the RVI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such RVI SEC Documents, and none of the RVI SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The RVI SEC Documents included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and the internal control report and attestation of RVI’s outside auditors required by Section 404 of the Sarbanes-Oxley Act. RVI has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff. Since January 1, 2008, RVI has not received a stop order or other order suspending the effectiveness or use of any registration statement or prospectus filed by RVI under the Securities Act or the Exchange Act and, to the Knowledge of RVI, the SEC has not issued any such order since such date. As used in this Agreement, the word “Knowledge” means as to a particular matter, the actual knowledge, after reasonable inquiry, of any officer of RVI or DSW, as the case may be. For this purpose, “reasonable inquiry” means, with respect to each person, (i) review of files and other information in his or her possession, custody or control and (ii) inquiry of employees of RVI or its Subsidiaries or DSW or its Subsidiaries, as the case may be, who have responsibilities pertinent to such inquiry and access to information in the possession, custody or control of RVI or its Subsidiaries or DSW or its Subsidiaries, as the case may be, and responsive thereto.
(ii) The financial statements of RVI (including the related notes and supplemental schedules) included in the RVI SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of RVI and its consolidated Subsidiaries and the consolidated statements of operations, shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements to normal year-end adjustments).
(iii) RVI and its Subsidiaries do not have any liabilities or obligations of any kind, character, nature or description whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom (collectively, “Liabilities”) required by generally accepted accounting principles to be reflected or reserved against in the consolidated balance sheet of RVI and its Subsidiaries (or disclosed in the notes to such balance sheet), except for (A) Liabilities that are fully reflected or reserved for in the most recent Quarterly Report on Form 10-Q filed by RVI prior to the date of this Agreement (the “RVI Financial Statements”), (B) Liabilities incurred since the date of the most recent condensed consolidated balance sheets of RVI appearing in the RVI Financial Statements in the ordinary course of business, (C) Liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RVI, determined without regard to whether such Liabilities arose out of facts or circumstances known by any of the parties to this Agreement, (D) Liabilities incurred pursuant to the transactions contemplated by this Agreement and (E) Liabilities discharged or paid in full prior to the date of this Agreement in the ordinary course of business.
(e) Compliance with Applicable Laws and Reporting Requirements.
(i) RVI and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of RVI and its Subsidiaries, taken as a whole (the “RVI

Permits”), and RVI and its Subsidiaries are in compliance with the terms of the RVI Permits except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on RVI.
(ii) RVI and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, regulations, rules, ordinances, judgments, rulings, orders, writs, injunctions, decrees, orders, settlements or awards of any Governmental Entity (collectively, “Laws”).
(iii) RVI has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. RVI (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by RVI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to RVI’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to RVI’s auditors and the audit committee of the RVI Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect RVI’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in RVI’s internal controls over financial reporting.
(iv) To the Knowledge of RVI, (x) since January 1, 2008, none of RVI or any of its Subsidiaries, or any director, officer or independent auditor of RVI or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RVI or any of its Subsidiaries or their respective internal accounting controls, and (y) since January 1, 2008, no attorney representing RVI or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or other duty recognized under applicable federal or state statutory or regulatory Law or at common Law (including any abdication of duty, abuse of trust or approval of unlawful transactions) or similar violation by RVI or any of its Subsidiaries or any of their respective officers, directors, employees or agents to RVI’s Board of Directors or any committee thereof or, to the Knowledge of RVI, to any director or officer of RVI.
(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding, whether judicial, arbitral, administrative or other (each, a “Legal Action”), pending or, to the Knowledge of RVI, threatened, against or affecting RVI or any Subsidiary of RVI, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of any Governmental Entity or arbitrator outstanding or, to the Knowledge of RVI, threatened against or affecting RVI or any Subsidiary of RVI.
(g) Taxes.
(i) RVI and each of its Subsidiaries have timely filed all material tax returns required to be filed by any of them, and each such return is true, complete and accurate in all material respects, and RVI and each of its Subsidiaries have paid (or RVI has paid on their behalf) all material taxes due, whether or not shown as due on such returns, and the most recent financial statements contained in the RVI SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all material taxes not yet due and payable by RVI and its Subsidiaries accrued through the date of such financial statements.
(ii) No material deficiencies or other claims for any taxes or for failure to file tax returns have been proposed, asserted or assessed against RVI or any of its Subsidiaries.
(iii) All agreements that either RVI or any of its Subsidiaries is or has been a party to that would cause it to be liable on or after the Execution Date (whether by Law or contract) for any material tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other person are set forth in the RVI Disclosure Schedule.
(iv) Neither RVI nor any of its Subsidiaries has agreed to modify, extend or waive the statute of limitations relating to any tax or any tax return.
(v) RVI and each of its Subsidiaries have complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any material tax.
(vi) There is no lien for any material tax upon any asset or property of RVI or any of its Subsidiaries other than for taxes that are not yet due and payable.
(vii) Neither RVI nor any of its Subsidiaries has ever participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(viii) RVI has at least $250,000,000 of net operating losses for U.S. federal income tax purposes. RVI has no Knowledge of any reason (or of any fact or circumstances that may give rise to any reason) that DSW’s use of such net operating losses would be restricted or limited after the Merger, other than Knowledge RVI may acquire as a result of any filings by third parties with the Securities and Exchange Commission that may be made after the date hereof with respect to ownership of RVI Common Stock, but RVI makes no representation or warranty regarding whether any ownership change (within the contemplation of Section 382 of the Code), over which RVI does not have control, will or will not occur.

(ix) Neither RVI nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Notwithstanding any statement or implication to the contrary in this Section 3.1(g), RVI does not make any representation or warranty regarding any information furnished by DSW to RVI relating to taxes, and none of the representations or warranties set forth in this Section 3.1(g) will be considered to be untrue or inaccurate to the extent that the untruth or inaccuracy results from information furnished by DSW to RVI. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (A) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (B) Liability for the payment of any amounts of the type described in clause (A) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (C) Liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B).
(h) Benefit Plans.
(i) Section 3.1(h) of the RVI Disclosure Schedule sets forth a true, complete and correct list of each RVI Benefit Plan. A “RVI Benefit Plan” is an employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (all the foregoing being herein called “Benefit Plans”) (x) maintained, entered into or contributed to by RVI or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of RVI or any of its Subsidiaries has any present or future right to benefits or (y) under which RVI or any of its Subsidiaries could reasonably be expected to have any present or future liability. No RVI Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(ii) With respect to each material RVI Benefit Plan, RVI has made available to DSW a true, complete and correct copy of the plan document or other governing instrument, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent Internal Revenue Service determination letter; (C) any summary plan description and summaries of material modifications; (D) the most recent year’s Form 5500 and attached schedules and audited financial statements; and (E) any actuarial reports for RVI issued since January 31, 2009.

(iii) With respect to the RVI Benefit Plans, individually and in the aggregate, no event has occurred and, to the Knowledge of RVI, there exists no condition or set of circumstances, in connection with which RVI or any of its Subsidiaries could be subject to any material Liability under ERISA, the Code or any other applicable Law. Each of the RVI Benefit Plans has been administered in all material respects in accordance with all applicable Laws and the terms of such plan document or other governing instrument.
(iv) No RVI Benefit Plan exists that could result in the payment to any person of any money or other property or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, and whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.
(v) No Liability under Title IV or Section 302 of ERISA has been incurred by RVI, or by any trade or business, whether or not incorporated, that together with RVI would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (a “RVI ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to RVI or any RVI ERISA Affiliate of incurring any such Liability. Each RVI Benefit Plan which is intended to be qualified under Section 401(a) of the Code is currently so qualified and has been so qualified and has received a favorable determination letter from the Internal Revenue Service with respect to the qualification and tax-exempt status of the Employee Plan, and nothing has occurred (or failed to occur) that could reasonably be expected to cause the loss of the plan’s qualification and tax-exempt status.
(vi) Except as required by Section 4908B of the Code and Title I, Part 6 of ERISA, RVI has no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of RVI or any of its ERISA Affiliates.
(vii) Neither RVI nor any ERISA Affiliate has, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of RVI or any ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the taxes imposed by Code Section 409A.
(i) Absence of Certain Changes or Events. Since October 30, 2010, (x) there has not been any change, circumstance or event which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on RVI, regardless of whether such change, event, occurrence, state of fact or development arose out of facts or circumstances known by any of the parties to this Agreement, and (y) neither RVI nor any of its Subsidiaries has revalued any of their respective material assets resulting in a material impairment charge. Since October 30, 2010, neither RVI nor any of its Subsidiaries has (i) made or declared any distribution in cash or in kind to its stockholders, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business or (iii) made or committed to make capital expenditures in excess of $100,000 with respect to any individual expenditure or in excess of $250,000 for all capital expenditures in the aggregate. Neither RVI nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does RVI have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. RVI and its Subsidiaries, individually and on a consolidated basis, are as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will be, Solvent. For purposes of this Agreement, the word “Solvent”, when used with respect to a person, means that, immediately following the Effective Time, (a) the fair value of the assets of RVI and its Subsidiaries on a consolidated basis will exceed the amount of all Liabilities, contingent or otherwise, of RVI and its Subsidiaries on a consolidated basis, (b) the amount of the Present Fair Salable Value of the assets of RVI and its Subsidiaries on a consolidated basis will, as of such time, exceed the probable value of all of their Liabilities on a consolidated basis, contingent or otherwise, as such Liabilities become absolute and matured, (c) RVI and its Subsidiaries on a consolidated basis will not have, as of such time, an unreasonably small amount of capital for the businesses in which they are engaged or will be engaged and (d) RVI and its Subsidiaries will be able to pay their respective Liabilities as they become absolute and mature. For purposes of the definition of “Solvent,” “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of RVI and its Subsidiaries (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.
(j) Board Approval. As of the date of this Agreement, the RVI Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of RVI and its shareholders, (ii) adopted a resolution approving this Agreement pursuant to Section 1701.791 of the OGCL, (iii) recommended that the shareholders of RVI adopt this Agreement (the “RVI Recommendation”) and directed that such matter be submitted for consideration by RVI shareholders at the RVI Shareholders Meeting. No “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby. The Rights Agreement provides that neither DSW nor Merger LLC will become an “Acquiring Person,” and that no “Stock Acquisition Date”, “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) will occur, as a result of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
(k) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of RVI Common Stock to adopt this Agreement and approve the Merger (the “Required RVI Vote”) is the only vote of the holders of any class or series of RVI capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Houlihan Lokey Capital, Inc. (“Houlihan”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from or through RVI in connection with any of the transactions contemplated by this Agreement. RVI has disclosed to DSW all material terms of the engagement of Houlihan.
(m) Opinion of RVI Financial Advisor. Houlihan has rendered its opinion to the Strategic Review Committee of the Board of Directors of RVI to the effect that, as of the date of the meeting of the Strategic Review Committee at which the Strategic Review Committee approved and recommended this Agreement and subject to the assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio is fair, from a financial point of view, to the unaffiliated shareholders of RVI.
(n) Limitation on Representations and Warranties. Notwithstanding anything to the contrary in this Section 3.1, the parties acknowledge and agree that the representations and warranties of RVI set forth in this Section 3.1 and any matters set forth in the RVI Disclosure Schedule shall be deemed to relate solely to RVI and its Subsidiaries, excluding RVI’s investment in DSW and its Subsidiaries for all such purposes, including, for purposes of determining whether any effect on RVI is material or constitutes a material adverse effect on RVI, or whether any event, matter or circumstance is material to RVI, except that all references to RVI and its Subsidiaries from the fourth sentence of Section 3.1(i) through the end of Section 3.1(i) refer to RVI and all of its Subsidiaries, including RVI’s investment in DSW and its Subsidiaries.
3.2 Representations and Warranties of DSW. Except (x) with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by DSW to RVI concurrently herewith (the “DSW Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the DSW Disclosure Schedule shall be deemed to be included in each other subsection of the DSW Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent), or (y) as disclosed in the DSW SEC Documents filed by DSW with, or furnished by DSW to, the SEC after January 31, 2009 and at least two (2) business days prior to the date of this Agreement, and publicly available as of the date of this Agreement (excluding any cautionary, predictive or forward-looking statements set forth in any section of such DSW SEC Documents, including any statements in any section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”), DSW represents and warrants (subject to the limitation set forth in subsection (j) of this Section 3.2) to RVI as follows:
(a) Organization, Standing and Power. DSW is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on DSW. The Articles of Incorporation and Code of Regulations of

DSW, copies of which were previously made available to RVI, are true, complete and correct copies of such documents as in effect on the date of this Agreement.
(b) Capital Structure.
(i) The authorized capital stock of DSW consists of 170,000,000 shares of DSW Class A Stock, 100,000,000 shares of DSW Class B Stock and 100,000,000 shares of preferred stock, without par value (the “DSW Preferred Stock”). As of the close of business on January 29, 2011, (A)(1) 16,804,965 shares of DSW Class A Stock and 27,382,667 shares of DSW Class B Stock were issued and outstanding (including issued shares of unvested restricted stock), (2) no shares of DSW Class A Stock and no shares of DSW Class B Stock were held in treasury, and (3) 2,932,580 shares of DSW Class A Stock and no shares of DSW Class B Stock were reserved for issuance upon the exercise or payment of options or other equity-based incentive awards with respect to DSW Common Stock (collectively, the “DSW Stock Awards”); and (B) no shares of DSW Preferred Stock were outstanding or reserved for issuance. All issued and outstanding shares of DSW Common Stock, and all shares of DSW Common Stock that may be issued or granted pursuant to the exercise or vesting of DSW Stock Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. The shares of DSW Common Stock to be issued pursuant to this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.
(ii) No Voting Debt of DSW is issued or outstanding.
(iii) Except for (A) this Agreement, (B) the DSW Stock Awards, (C) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which DSW or any Subsidiary of DSW is a party or by which it or any such Subsidiary is bound obligating DSW or any Subsidiary of DSW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other equity interests or any Voting Debt of DSW or of any Subsidiary of DSW or obligating DSW or any Subsidiary of DSW to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of DSW or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of DSW or any of its Subsidiaries or (y) pursuant to which DSW or any of its Subsidiaries is or could be required to register shares of DSW Common Stock or other securities under the Securities Act.
(iv) Since October 30, 2010, except as permitted by Section 4.2, DSW and its Subsidiaries have not (A) issued or permitted to be issued any shares of capital stock, other equity interests or securities exercisable or exchangeable for or convertible into shares of capital stock or other equity interests of DSW or any of its Subsidiaries, other than pursuant to and as required by the terms of DSW Stock Awards granted prior to the date hereof; (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock or other equity interests of DSW or any of its Subsidiaries; or (C) declared, set aside, made or paid to the shareholders of DSW dividends or other distributions on the outstanding shares of capital stock of DSW.
(c) Authority.
(i) DSW and Merger LLC have all requisite corporate and limited liability company power, respectively, and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the issuance of shares of DSW Common Stock pursuant to this Agreement (the “DSW Share Issuance”) by the applicable Required DSW Vote. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and limited liability company action on the part of DSW and Merger LLC, respectively, subject in the case of the DSW Share Issuance to the Required DSW Vote. This Agreement has been duly executed and delivered by DSW and Merger LLC and, assuming due authorization, execution and delivery by RVI, constitutes a valid and binding obligation of DSW and Merger LLC, enforceable against DSW and Merger LLC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with or result in any Violation pursuant to any provision of the Articles of Incorporation or Code of Regulations or similar organizational documents of DSW or any Subsidiary of DSW, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or Law applicable to DSW or any Subsidiary of DSW or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to have a material adverse effect on DSW.
(iii) No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to DSW or any Subsidiary of DSW in connection with the execution and delivery of this Agreement by DSW or the consummation by DSW of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on DSW or (y) prevent, delay or impede DSW’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Form S-4 and such other reports under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this

Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and (D) the approval of the listing of the DSW Class A Stock to be issued in the Merger on the NYSE.
(d) SEC Documents; Undisclosed Liabilities.
(i) DSW has filed or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since January 1, 2008 (as such documents may have been amended or superseded through the date of this Agreement, the “DSW SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the DSW SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DSW SEC Documents, and none of the DSW SEC Documents when filed (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of DSW included in the DSW SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of DSW and its consolidated Subsidiaries and the consolidated statements of operations, shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).
(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of DSW included in its Quarterly Report on Form 10-Q for the fiscal quarter ended October 30, 2010, as filed with the SEC prior to the date of this Agreement (the “DSW Financial Statements”), (B) liabilities incurred since October 30, 2010 in the ordinary course of business, (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on DSW, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement and (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business, DSW and its Subsidiaries do not have (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever required by generally accepted accounting principles to be reflected or reserved against in the consolidated balance sheet of DSW and its Subsidiaries (or disclosed in the notes to such balance sheet).

(e) Compliance with Applicable Laws and Reporting Requirements.
(i) DSW and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of DSW and its Subsidiaries, taken as a whole (the “DSW Permits”), and DSW and its Subsidiaries are in compliance with the terms of the DSW Permits, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on DSW.
(ii) DSW and its Subsidiaries are in compliance with all Laws, except where such non-compliance, individually or in the aggregate, does not have, and would not reasonably be expected to have, a material adverse effect on DSW.
(iii) DSW has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. DSW (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by DSW in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to DSW’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to DSW’s auditors and the audit committee of the DSW Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect DSW’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in DSW’s internal controls over financial reporting.
(f) Legal Proceedings. There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of DSW, threatened, against or affecting DSW or any Subsidiary of DSW which would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on DSW, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of any Governmental Entity or arbitrator outstanding against DSW or any Subsidiary of DSW having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on DSW.
(g) Taxes.
(i) DSW and each of its Subsidiaries have timely filed all material tax returns required to be filed by any of them, and each such return is true, complete and accurate in all material respects, and DSW and each of its Subsidiaries have paid (or

DSW has paid on their behalf) all material taxes due, whether or not shown as due on such returns, and the most recent financial statements contained in the DSW SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all material taxes not yet due and payable by DSW and its Subsidiaries accrued through the date of such financial statements.
(ii) No material deficiencies or other claims for any taxes or for failure to file tax returns have been proposed, asserted or assessed against DSW or any of its Subsidiaries.
(iii) Neither DSW nor any of its Subsidiaries has agreed to modify, extend or waive the statute of limitations relating to any tax or any tax return.
(iv) DSW and each of its Subsidiaries have complied in all material respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any material tax.
(v) There is no lien for any material tax upon any asset or property of DSW or any of its Subsidiaries other than for taxes that are not yet due and payable or are being contested in good faith.
(vi) Neither DSW nor any of its Subsidiaries has ever participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(vii) Neither DSW nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(h) Benefit Plans. No material benefit plan maintained, entered into or contributed to by DSW or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of DSW or any of its Subsidiaries has any present or future right to benefits or under which DSW or any of its Subsidiaries could reasonably be expected to have any present or future liability (collectively, the “DSW Benefit Plans”) exists that could result in the payment to any person of any money or other property or accelerate or provide any other rights or benefits to any person as a result of the transactions contemplated by this Agreement, whether alone or in connection with any other event, and whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.
(i) Absence of Certain Changes. Since October 30, 2010 through the date of this Agreement, there has not been any change, circumstance or event which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on DSW.
(j) Board Approval. As of the date of this Agreement, the DSW Board of Directors, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of DSW and its shareholders, (ii) adopted a resolution approving this Agreement and (iii) recommended that the shareholders of DSW adopt this Agreement and approve the Merger, an amendment to DSW’s articles of incorporation providing that holders of DSW Class B Stock shall have the right to elect to convert each share of DSW Class B Stock into one share of DSW Class A Stock (the “Charter Amendment”) and the DSW Share Issuance (the “DSW Recommendation”) and directed that such matters be submitted for consideration by DSW shareholders at the DSW Shareholders Meeting. No “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.
(k) Vote Required. The affirmative vote of (i) the holders of a majority of the outstanding shares of DSW Common Stock to adopt this Agreement and to approve the Merger and the DSW Share Issuance, (ii) the holders of a majority of the outstanding shares of DSW Common Stock to approve the Charter Amendment, (iii) the holders of a majority of the outstanding shares of DSW Class A Stock to approve the Charter Amendment and (iv) the holders of a majority of the outstanding shares of DSW Common Stock not beneficially owned and/or held of record by RVI, any affiliate of RVI, Schottenstein Stores Corporation (“Schottenstein”), or any affiliate of Schottenstein, to approve the Merger and the DSW Share Issuance (collectively, the “Required DSW Vote” and, together with the Required RVI Vote, the “Required Shareholder Votes”) are the only votes of the holders of any class or series of DSW capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).
(l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person except Goldman, Sachs & Co. (“Goldman”) is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from or through DSW in connection with any of the transactions contemplated by this Agreement. DSW has disclosed to RVI all material terms of the engagement of Goldman.
(m) Opinion of DSW Financial Advisor. The Special Committee of the DSW Board of Directors has received the opinion of Goldman, dated as of February 8, 2011, to the effect that as of such date and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to DSW.
(n) Limitation on DSW Representations and Warranties. Notwithstanding anything to the contrary in this Section 3.2, the parties acknowledge and agree that the representations and warranties of DSW set forth in this Section 3.2 and any matters set forth in the DSW Disclosure Schedule shall be deemed to relate solely to DSW and its Subsidiaries, and shall not relate to RVI and its Subsidiaries.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
4.1 Covenants of RVI. During the period from the date of this Agreement and continuing until the Effective Time, RVI agrees as to itself and its Subsidiaries (for the avoidance of doubt, excluding DSW and its Subsidiaries for all purposes of this Section 4.1) that, except as expressly contemplated or permitted by this Agreement, as set forth on Section 4.1 of the RVI Disclosure Schedule or to the extent that DSW shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:
(a) Ordinary Course. RVI and its Subsidiaries shall carry on their respective businesses in the ordinary course and use their reasonable best efforts to preserve intact their present business organizations, assets, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses, as well as the business of DSW, shall not be impaired in any material respect at the Effective Time, it being understood that as of the date of this Agreement, DSW is RVI’s sole operating Subsidiary, and RVI is a holding company with no interests in any active operating business other than DSW. RVI shall not, nor shall it permit any of its Subsidiaries to, (i) enter into or engage in (directly or indirectly, including via any acquisition) any line of business or operations, (ii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements, or (iii) make any capital expenditures.
(b) Dividends; Changes in Stock. RVI shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends payable to RVI by a wholly-owned Subsidiary of RVI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock.
(c) Issuance of Securities. Except for issuances of RVI Stock Awards up to an aggregate amount set forth in Section 4.1(c) of the RVI Disclosure Schedule, RVI shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, other equity interests or Voting Debt, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity interests or Voting Debt, other than the issuance of RVI Common Stock required to be issued upon the exercise or settlement of RVI Warrants and RVI Stock Awards outstanding on the date hereof in accordance with the terms of the applicable RVI Warrants and RVI Stock Awards.
(d) Governing Documents, Etc. RVI shall not amend or propose to amend its or its Subsidiaries’ Articles of Incorporation, Code of Regulations or similar organizational documents or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person.
(e) No Acquisitions. RVI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, rights or properties.
(f) No Dispositions. RVI shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of any of its material assets, rights or properties.
(g) Indebtedness. Except for the agreement by SEI, Inc. to lend up to $30,000,000 to RVI (the “SEI Loan”) in accordance with the terms and conditions set forth in the loan agreement, a copy of which was previously made available to DSW, RVI shall not, and shall not permit any of its Subsidiaries to (i) incur, create, assume or prepay any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of RVI or any of its Subsidiaries or guarantee any debt securities, or (ii) make any loan, advance or capital contribution to, or investment in, any other person (other than advancement of expenses to employees in the ordinary course of business consistent with past practices).
(h) Accounting Methods; Tax Matters. RVI shall not change its material methods of accounting or its financial accounting policies or procedures in effect at January 1, 2010, except as required by generally accepted accounting principles as concurred in writing by RVI’s independent auditors. RVI shall not (i) change its annual tax accounting period, (ii) change any material tax accounting method, (iii) make or change any tax election, (iv) settle or compromise any material tax audit, (v) file any amendment to a material tax return, (vi) enter into any material closing agreement, (vii) surrender any right to claim a material refund of taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to RVI or any of its Subsidiaries.
(i) Tax Free Qualification. RVI shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(j) Compensation and Benefit Plans. RVI will not, and will cause its Subsidiaries to not (except as may be required by Law): (i) enter into, adopt, amend, terminate or take any action to accelerate rights under any RVI Benefit Plan, (ii) except as required by any RVI Benefit Plan as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any RVI Benefit Plan as in effect as of the date hereof, or (iii) enter into, amend or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.
(k) No Liquidation. RVI shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Litigation. RVI shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any Legal Action other than the settlement or compromise of any Legal Action that only involves a monetary settlement by RVI or its Subsidiaries and the amount to be paid (less the amount reserved for such Legal Action by RVI on its financial statements) in settlement or compromise, in each case, does not exceed the amount set forth in Section 4.1(l) of the RVI Disclosure Schedule.
(m) Rights Agreement. RVI shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Common Stock Purchase Rights or render the Common Stock Purchase Rights inapplicable to any transaction, other than the Merger, prior to any termination of this Agreement.
(n) Agreements. RVI shall not, and shall not permit any of its Subsidiaries to, agree to, make any commitment to or authorize, any of the actions prohibited by this Section 4.1.
4.2 Covenants of DSW. During the period from the date of this Agreement and continuing until the Effective Time, DSW agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as set forth on Section 4.2 of the DSW Disclosure Schedule or to the extent that RVI shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:
(a) Ordinary Course. DSW and its Subsidiaries shall carry on their respective businesses in the ordinary course and use their reasonable best efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.
(b) Dividends; Changes in Stock. DSW shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, and except for dividends by a wholly owned Subsidiary of DSW, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(c) Issuance of Securities. Except for issuances of DSW Stock Awards in the ordinary course of business, DSW shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, other equity interests or Voting Debt, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity interests or Voting Debt, other than (i) the issuance of DSW Common Stock required to be issued upon the exercise or settlement of DSW Stock Awards outstanding on the date hereof in accordance with the terms of the applicable DSW Stock Awards and (ii) issuances by a wholly owned Subsidiary of its capital stock to DSW or to another wholly-owned Subsidiary of DSW.

(d) Governing Documents. Except as may be required by Section 1.7 or Section 5.1(c), DSW shall not amend or propose to amend its or its Subsidiaries’ Articles of Incorporation, Code of Regulations or similar organizational documents or enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of DSW.
(e) Indebtedness. DSW shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any indebtedness for borrowed money, issue or sell any debt securities or warrants or rights to acquire any debt securities of DSW or any of its Subsidiaries or guarantee any debt securities, other than (i) in the ordinary course of business or in replacement of existing or maturing indebtedness, (ii) indebtedness of any Subsidiary of DSW to DSW or to another Subsidiary of DSW or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(e) of the DSW Disclosure Schedule.
(f) Accounting Methods; Tax Matters. DSW shall not change its material methods of accounting or its financial accounting policies or procedures in effect at January 1, 2010, except as required by generally accepted accounting principles as concurred in writing by DSW’s independent auditors. DSW shall not (i) change its annual tax accounting period, (ii) change any material tax accounting method, (iii) make or change any material tax election, (iv) settle or compromise any material tax audit, (v) file any amendment to a material tax return, (vi) enter into any material closing agreement, (vii) surrender any right to claim a material refund of taxes, or (viii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to DSW or any of its Subsidiaries.
(g) Tax Free Qualification. DSW shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(h) Compensation and Benefit Plans. DSW will not, and will cause its Subsidiaries to not (except as may be required by Law), provide, with respect to the grant of any DSW Stock Award on or after the date hereof to the extent permitted by Section 4.2(c), that the vesting of any such DSW Stock Award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.
(i) No Liquidation. DSW shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
(j) Agreements. DSW shall not, and shall not permit any of its Subsidiaries to, agree to, make any commitment to, or authorize, any of the actions prohibited by this Section 4.2.
ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Preparation of Joint Proxy Statement/Prospectus and Form S-4; Shareholders Meetings.
(a) Joint Proxy Statement/Prospectus and Form S-4.
(i) As promptly as practicable after the date of this Agreement, DSW, Merger LLC and RVI shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the RVI shareholders at the RVI Shareholders Meeting and to the DSW shareholders at the DSW Shareholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and DSW shall prepare, together with RVI, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the DSW Share Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).
(ii) Each of DSW and RVI shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as practicable after their initial filing, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement and to mail the Joint Proxy Statement/Prospectus to their respective shareholders as promptly as practicable after the Form S-4 is declared effective. DSW and RVI shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC.
(iii) Each of DSW and RVI represents and warrants to the other, and covenants that, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of DSW and RVI shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. No representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.
(iv) RVI and DSW shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. DSW shall use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the DSW Share Issuance, and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(v) Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, the suspension of the qualification of the DSW Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment or supplement of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, disseminated to the shareholders of RVI and DSW and, if required in connection therewith, proxies shall be re-solicited with respect thereto.
(vi) Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and any substantive correspondence and responses to SEC comments. Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of RVI and DSW, which approval shall not be unreasonably withheld or delayed; provided that RVI, in connection with a Change in RVI Recommendation, and DSW, in connection with a Change in DSW Recommendation, may amend or supplement the proxy statement for RVI, the proxy statement for DSW or the Form S-4 (including by incorporation by reference) to effect or reflect such change without the other party’s approval, by an amendment or supplement which effects or reflects a Change in RVI Recommendation or a Change in DSW Recommendation (as the case may be); provided further that any such amendment or supplement is limited to (A) a Change in RVI Recommendation or a Change in DSW Recommendation (as the case may be), (B) a discussion of the reasons of the RVI Board of Directors or DSW Board of Directors (as the case may be) for making such Change in RVI Recommendation or Change in DSW Recommendation (as the case may be) and (C) background information regarding the RVI Board of Directors’ or DSW Board of Directors’ (as the case may be) deliberations and conclusions relating to the Change in RVI Recommendation or Change in DSW Recommendation (as the case may be) or other factual information reasonably related thereto. Each party will provide the other party with a copy of all filings made with and written communications to the SEC.

(b) RVI Shareholders Meeting. RVI shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “RVI Shareholders Meeting”) for the purpose of obtaining the Required RVI Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in RVI Recommendation pursuant to Section 5.4(b), shall use its reasonable best efforts to solicit the adoption of this Agreement by its shareholders in accordance with applicable Law. The RVI Board of Directors shall include the RVI Recommendation in the Joint Proxy Statement/Prospectus and shall not (i) withdraw or modify in any manner adverse to DSW (including a change to “neutral”), the RVI Recommendation or (ii) publicly propose to, or publicly announce that the RVI Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in RVI Recommendation”), except as and to the extent permitted by Section 5.4(b).
(c) DSW Shareholders Meeting. DSW shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “DSW Shareholders Meeting” and, together with the RVI Shareholders Meeting, the “Required Shareholders Meetings”) for the purpose of obtaining the Required DSW Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in DSW Recommendation pursuant to Section 5.4(b), shall use its reasonable best efforts to solicit the approval of its shareholders of the Merger, the Charter Amendment and the DSW Share Issuance in accordance with applicable Law. The DSW Board of Directors shall include the DSW Recommendation in the Joint Proxy Statement/Prospectus and shall not (i) withdraw or modify in any manner adverse to RVI (including a change to “neutral”), the DSW Recommendation or (ii) publicly propose to, or publicly announce that the DSW Board of Directors has resolved to, take any such action (any of the foregoing, a “Change in DSW Recommendation”), except as and to the extent permitted by Section 5.4(b).
(d) Timing for Required Shareholders Meetings. RVI and DSW shall each use its reasonable best efforts to cause the RVI Shareholders Meeting and the DSW Shareholders Meeting to be held on the same date. Once the Required Shareholders Meetings have been called and noticed, neither RVI nor DSW shall postpone or adjourn its respective Required Shareholders Meeting without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
5.2 Access to Information; Confidentiality.
(a) Upon reasonable notice, RVI and DSW shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and make available to the other such financial and other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any applicable privilege of the institution in possession or control of such information or contravene any Law or any binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, if necessary, restricting review of certain sensitive material to the receiving party’s outside legal counsel.
(b) The parties will hold any such information which is nonpublic in confidence and act to preserve any applicable privilege with respect to such information in accordance with the applicable provisions of the Master Separation Agreement, dated as of July 5, 2005, between RVI and DSW (the “Master Separation Agreement”), which will remain in full force and effect prior to the Effective Time.
5.3 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing or submitting as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable (i) all consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any Governmental Entity and (ii) all material consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any third party (other than a Governmental Entity), in each case in order to consummate the Merger and the other transactions contemplated by this Agreement.
(b) Each of DSW and RVI shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with the other in connection with any applications, notices, filings and other documents and in connection with any investigation, inquiry, request for information or other proceeding or procedure required by any Governmental Entity or third party in connection with the consents, waivers, orders, approvals, permits, rulings, authorizations and clearances referenced in Section 5.3(a), (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, any third party or Governmental Entity, in each case regarding the Merger and the other transactions contemplated by this Agreement, and (iii) to the extent practicable, consult with the other in advance of any meeting or conference with any Governmental Entity and in advance of any material meeting or conference with any third party, and to the extent permitted by such Governmental Entity or third party, give the other party the opportunity to attend and participate in such meetings and conferences.
(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of RVI and DSW shall use its reasonable best efforts to (i) resolve any objections, actions or proceedings asserted or instituted by any Governmental Entity or third party challenging the Merger or the other transactions contemplated by this Agreement, including to contest and resist any administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger and the other transactions contemplated by this Agreement, and (ii) have repealed, rescinded or made inapplicable any Law which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits of the Merger and the other transactions contemplated by this Agreement.
(d) Each of RVI and DSW and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
5.4 Acquisition Proposals.
(a) Each of DSW and RVI agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, affiliates, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 15% or more of the consolidated assets (including equity interests of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 15% or more of its or any of its Subsidiaries’ total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (iii) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase, stock purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or agree or publicly propose to do any of the foregoing.
(b) Notwithstanding anything in this Agreement to the contrary, RVI and DSW and their respective Boards of Directors shall be permitted to (A) comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal, or make any disclosure that such party’s Board of Directors may determine (after consultation with its outside legal counsel) is required to be made under applicable Law, (B) effect a Change in RVI Recommendation or a Change in DSW Recommendation (as applicable, a “Change in Recommendation”), (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement and (D) terminate this Agreement pursuant to Sections 7.1(f) (in the case of a termination of this Agreement by RVI) or 7.1(g) (in the case of a termination of this Agreement by DSW) of this Agreement, if and only to the extent that:
(i) in any such case referred to in clause (B), (C) or (D) above, (x) such party’s Required Shareholders Meeting shall not have occurred, (y) such party has complied in all material respects with this Section 5.4 and (z) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;
(ii) in any such case referred to in clause (C) above, such party’s Board of Directors, after consultation with outside legal counsel and financial advisors, determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, such party’s Board of Directors receives from such person an executed confidentiality agreement having confidentiality provisions that are no less favorable to the party providing such information than those contained in the Master Separation Agreement; provided that (x) such party furnished to the other party to this Agreement the information and documentation required by Section 5.4(c) with respect to such Acquisition Proposal and (y) prior to effecting such a Change in Recommendation, has (together with its financial and legal advisors) engaged in reasonable, good faith negotiations with the other party to this Agreement, and has considered in good faith, after consulting with its financial and legal advisors, any modifications to the terms and conditions of this Agreement proposed by the other party hereto to determine whether such modifications cause such party’s Board of Directors to conclude that such Acquisition Proposal no longer requires a Change in Recommendation; and
(iii) in any such case referred to in clause (D) above, the Acquisition Proposal is not withdrawn and the applicable party’s Board of Directors determines in good faith, after consultation with its financial advisors, that such offer constitutes a Superior Proposal.
(c) Each of DSW and RVI shall notify the other party to this Agreement of any Acquisition Proposal received by, any information related to an Acquisition Proposal requested from, or any discussions with or negotiations by, it or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence), and in any event each of DSW and RVI shall provide written notice to the other party of any Acquisition Proposal, request for information or initiation of such discussions or negotiations within 24 hours of such event. Each of DSW and RVI agrees that it will promptly keep the other party informed of the status and terms of any such Acquisition Proposal (including whether withdrawn or rejected), the status and nature of all information requested and delivered, and the status and terms of any such discussions or negotiations, and in any event each of DSW and RVI shall provide the other party with written notice of any material development thereto within 24 hours thereof. Each of DSW and RVI also agrees to provide the other party hereto with copies of any written information that it provides to the third party making the request therefor within 24 hours of the time it provides such information to such third party, unless the other party hereto has already been provided with such information.
(d) Each of DSW and RVI agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, affiliates, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of DSW and RVI agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, affiliates, agents, representatives and advisors of the obligations undertaken in this Section 5.4.
(e) Nothing in this Section 5.4 shall permit either party to terminate this Agreement or to submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Section 7.1.
(f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the RVI Board of Directors or the DSW Board of Directors, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any required voting agreements, break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the unaffiliated shareholders of RVI or DSW, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by RVI or DSW, as the case may be, in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed and is otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving RVI or DSW, as the case may be.
5.5 Stock Exchange Listing. DSW shall use its reasonable best efforts to cause (i) the shares of DSW Class A Stock to be issued in the Merger and (ii) the shares of DSW Class A Stock to be reserved for issuance upon the exercise, vesting or payment under any RVI Stock Award, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.
5.6 Notification of Certain Matters. RVI shall give prompt notice to DSW of the occurrence or failure to occur of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2. DSW and

Merger LLC shall give prompt notice to RVI of the occurrence or failure to occur of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3. The delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
5.7 [Intentionally Omitted].
5.8 Section 16 Matters. Prior to the Effective Time, each of RVI and DSW shall use its reasonable best efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of shares of RVI Common Stock (including derivative securities with respect to RVI Common Stock) or acquisitions of DSW Common Stock (including derivative securities with respect to DSW Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act with respect to RVI (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby).
5.9 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
5.10 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, DSW and the Surviving Entity shall, to the fullest extent permitted by applicable Law, jointly and severally indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of RVI or any of its Subsidiaries (the “RVI Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of RVI or any Subsidiary of RVI prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by RVI pursuant to RVI’s Articles of Incorporation, Code of Regulations and indemnification agreements, in existence on the date hereof with any present or former directors, officers or employees of RVI and its Subsidiaries.
(b) DSW shall purchase a “tail” directors’ and officers’ liability insurance policy for the persons who, as of the date of this Agreement or as of the Effective Time, are covered by RVI’s existing directors’ and officers’ liability insurance, with respect to claims arising from facts or events which occurred at or before the Effective Time, with coverage for six years following the Effective Time and with substantially the same coverage and amounts and terms and conditions as the existing policies of directors’ and officers’ liability insurance maintained by RVI. The one-time premium payment for such tail policy shall not exceed

$1,750,000 (such dollar amount, the “Maximum Premium”). To the extent the premium payment for such tail policy would exceed the Maximum Premium, DSW shall acquire aggregate coverage for the maximum amount available on substantially equivalent terms for a cost equal to the Maximum Premium.
(c) DSW and the Surviving Entity shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 5.10.
(d) If DSW, the Surviving Entity or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person in such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of DSW and the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.10.
(e) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each RVI Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
5.11 Public Announcements. DSW, Merger LLC and RVI shall use reasonable best efforts (a) to develop a joint communications plan related to the Merger and the other transactions contemplated hereby, (b) to ensure that all press releases and other public statements with respect to the Merger and the other transactions contemplated hereby shall be consistent with such joint communications plan and (c) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE in which it is impracticable to consult with each other as contemplated by this clause (c), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
5.12 Voting Agreement.
(a) Until the earliest to occur of (i) the date of termination of this Agreement in accordance with Section 7.1, (ii) the date on which a Change in DSW Recommendation occurs or a Change in RVI Recommendation occurs and (iii) the Effective Time, at every meeting of the shareholders of DSW called with respect to any of the following, and at every adjournment or postponement thereof, RVI shall appear at such meeting (in person or by proxy) for purposes of calculating a quorum at such meeting and shall vote or cause to be voted all shares of DSW Common Stock of which it is the record or beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act (the “Subject Shares”), other than any shares of DSW Common Stock pledged by RVI under the Collateral Agreement (as defined in the PIES Indenture) or in connection with the RVI Warrants issued to Schottenstein, (x) in favor of the Merger and any actions required and in furtherance thereof, including the DSW Share Issuance and the Charter Amendment, and (y) against any other action or agreement that would reasonably be expected to cause the failure of any of the conditions set forth in Section 6.3.

(b) RVI shall not, directly or indirectly, during the period commencing on the date hereof and continuing until the earliest to occur of the items enumerated in clauses (i) through (iii) of the first sentence of Section 5.12(a): (i) except as contemplated by this Agreement, including any deemed sale of the Subject Shares as a result of the Merger, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or grant or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sell, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (iii) take any action that would prevent or disable DSW from exercising the proxy granted pursuant to Section 5.12(c).
(c) RVI hereby revokes any and all prior proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and continuing until the earliest to occur of the items enumerated in clauses (i) through (iii) of the first sentence of Section 5.12(a), RVI hereby irrevocably grants to and appoints DSW or any individual or individuals designated by DSW in writing (or any successor thereto), or any of them, and each of them individually, as RVI’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of RVI, to vote (or cause to be voted) the Subject Shares held of record by RVI, in the manner set forth in Section 5.12(a), at any meeting of the stockholders of DSW. RVI hereby affirms that this irrevocable proxy is given in connection with this Agreement and, therefore, is coupled with an interest. RVI further affirms that this irrevocable proxy may not be revoked under any circumstance. This irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 1701.48 of the OGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the earliest to occur of the items enumerated in clauses (i) through (iii) of the first sentence of Section 5.12(a). The holder of the proxy granted pursuant to this Section 5.12(c) may not exercise this proxy on any matter other than those described in Section 5.12(a).
(d) This Section 5.12 is intended to bind RVI as a shareholder of DSW only with respect to the specific matters set forth herein, and RVI shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of DSW. Prior to the termination of this Agreement, RVI shall not enter into any agreement or understanding with any person to vote or consent in any manner inconsistent with the terms of this Section 5.12.
5.13 Statement of Net Assets.
(a) RVI shall prepare a special-purpose statement of net assets of RVI, exclusive of RVI’s investment in DSW, as of January 29, 2011 (the “Statement”), in accordance with the basis of presentation set forth in Schedule 5.13(a) (the “Basis of Presentation”), and shall engage a nationally recognized accounting firm (the “Auditor”) to deliver a report on the Statement (the “Report”). RVI shall present a draft of the Statement to DSW no later than March 31, 2011. DSW shall notify RVI, within two (2) business days after DSW’s receipt of that draft, regarding whether DSW has any objection to the draft, and may base any such objection only on the draft’s failure to comply with the Basis of Presentation. If DSW so delivers notice of any such objection, RVI and DSW shall begin efforts to resolve the objection immediately upon

DSW’s delivery of that notice, and shall cooperate in good faith and use their best efforts to resolve that objection as soon as is practicable.
(b) DSW shall execute an agreement with the Auditor with respect to the Statement and Report in the form thereof required by the Auditor, and shall provide a copy of that agreement to RVI. DSW shall advise RVI immediately upon DSW’s receipt of any communication from the Auditor concerning the Statement or Report, shall afford RVI an opportunity to participate in any response thereto by or on behalf of DSW, and shall make any such response as soon as is practicable, subject only to the availability of RVI personnel for that purpose. DSW shall not initiate any communication with the Auditor regarding the Statement or Report without RVI’s prior written approval or participation.
(c) RVI shall prepare a schedule (the “Cash Schedule”) listing all cash receipts and all cash disbursements of RVI (other than those in DSW bank accounts) that individually exceeded or equaled $100,000 from January 30, 2011 through the month end prior to the Closing (“RVI’s Significant Cash Transactions”). The Cash Schedule of RVI’s Significant Cash Transactions shall list the date of the transaction, whether it is a disbursement or a receipt, the amount, and the payee if it is a disbursement. RVI shall execute an engagement letter with the Auditor to deliver a report on the Cash Schedule (the “Agreed Upon Procedures Report”). RVI shall present a draft of the Cash Schedule to DSW no later than two weeks after the month end prior to the Closing. DSW shall notify RVI, within two (2) business days after DSW’s receipt of that draft, regarding whether DSW has any objection to the draft, which objections may be based only on the failure of the draft Cash Schedule to have been prepared in accordance this Section 5.13(c). If DSW so delivers notice of any such objection, RVI and DSW shall begin efforts to resolve the objection immediately upon DSW’s delivery of that notice, and shall cooperate in good faith and use their best efforts to resolve that objection as soon as is practicable.
(d) DSW shall execute the engagement letter referred to in Section 5.13(c) if the Auditor so requests. DSW shall advise RVI immediately upon DSW’s receipt of any communication from the Auditor concerning the Cash Schedule or Agreed Upon Procedures Report, shall afford RVI an opportunity to participate in any response thereto by or on behalf of DSW, and shall make any such response as soon as is practicable, subject only to the availability of RVI personnel for that purpose. DSW shall not initiate any communication with the Auditor regarding the Cash Schedule or the Agreed Upon Procedures Report without RVI’s prior written approval or participation.
5.14 Existing Agreements.
(a) From and after the Effective Time, the following agreements shall be terminated and no longer effective: (i) that certain Amended and Restated Shared Services Agreement, dated as of October 29, 2006, between RVI and DSW, as amended by Amendment No. 1 to Amended and Restated Shared Services Agreement, dated as of March 17, 2008, between RVI and DSW, (ii) that certain Exchange Agreement, dated July 5, 2005, between RVI and DSW, (iii) that certain Footwear Fixture Agreement, dated June 29, 2005, between RVI and DSW, and (iv) that certain Master Separation Agreement, dated July 5, 2005, between RVI and

DSW; provided, however, that Article IV of the Master Separation Agreement shall remain in full force and effect with the following modifications:
(i) the defined term “Holders” shall mean collectively, “Schottenstein Stores Corporation” (“SSC”) and its Affiliated Companies (other than DSW) who from time to time own Registrable Securities and Jay Schottenstein, each of such persons or entities separately is sometimes referred to herein as a “Holder.””
(ii) the defined term “Registrable Securities” shall mean “(i) the DSW Class B Stock received by the Holder as Merger Consideration, (ii) any other securities issued or distributed to the Holder in respect of the Class B common shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise, and (iii) any other successor securities received by the Holder in respect of any of the forgoing; PROVIDED that in the event that any Registrable Securities (as defined without giving effect to this proviso) are being registered pursuant hereto, the Holder may include in such registration (subject to the limitations of this Agreement otherwise applicable to the inclusion of Registrable Securities) any Class B common or securities acquired in respect thereof thereafter acquired by such Holder, which shall also be deemed to be “Shares” and accordingly Registrable Securities, for purposes of such registration. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when (w) a registration statement with respect to the sale by the Holder shall have been declared effective under the Securities Act and such Shares shall have been disposed of in accordance with such registration statement, (x) they shall have been distributed to the public in accordance with Rule 144, (y) they shall have been otherwise transferred by the Holder to an entity or Person that is not Jay Schottenstein or an Affiliated Company of SSC, new certificates for them not bearing a legend restricting further transfer shall have been delivered by DSW and subsequent disposition of them shall not require”; and
(iii) (C) in Section 4.5 thereof, “Retail Ventures” shall be changed to “SSC”.
For the avoidance of doubt, that certain Tax Separation Agreement, dated July 5, 2005, among RVI and its affiliates and DSW and its affiliates, as amended by Amendment No. 1 to Tax Separation Agreement, dated as of March 17, 2008, between RVI and DSW, shall remain in full force and effect immediately after the Effective Time.
ARTICLE VI
CONDITIONS PRECEDENT
6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of RVI, DSW and Merger LLC to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:
(a) Shareholder Approval. RVI shall have obtained the Required RVI Vote at the RVI Shareholders Meeting, and DSW shall have obtained the Required DSW Vote at the DSW Shareholders Meeting.

(b) NYSE Listing. The shares of (i) DSW Class A Stock to be issued in the Merger and (ii) DSW Class A Stock to be reserved for issuance upon exercise, vesting or payment under any RVI Stock Awards shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order or similar restraining order by the SEC suspending the effectiveness of the Form S-4 shall be in effect.
(d) No Injunctions. No outstanding judgment, injunction, order or decree of a court or other competent U.S. federal or state Governmental Entity (whether temporary, preliminary or permanent) shall prohibit or enjoin the consummation of the Merger or the other transactions contemplated by this Agreement.
6.2 Conditions to Obligations of DSW and Merger LLC. The obligation of DSW and Merger LLC to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived (to the extent permitted under applicable Law) by DSW:
(a) Representations and Warranties. (i) The representations and warranties of RVI contained in Section 3.1(a) (Organization, Standing and Power), Section 3.1(b) (Capital Structure), Section 3.1(c) (Authority) and Section 3.1(i) (Absence of Certain Changes or Events) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of RVI set forth in Section 3.1 (other than those specified in clause (i) above) shall be true and correct (read without any materiality or material adverse effect qualifications) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on RVI. DSW shall have received a certificate, dated the Closing Date, signed on behalf of RVI by an authorized executive officer of RVI to such effect.
(b) Performance of Obligations of RVI. RVI shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Closing. DSW shall have received a certificate, dated the Closing Date, signed on behalf of RVI by an authorized executive officer of RVI to such effect.
(c) Private Letter Ruling. The IRS Private Letter Rulings addressed to RVI and DSW with respect to the Merger, including any supplements thereto (“IRS Rulings”) shall continue to remain in full force and effect. If the IRS Rulings are not in full force and effect, DSW shall have received the opinion of legal counsel to DSW, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to DSW shall be entitled to rely upon customary representations and assumptions provided by DSW, Merger LLC and RVI that counsel to DSW reasonably deems relevant.

(d) Dissenting Shareholders. The aggregate number of RVI Dissenting Shares shall not exceed a number equal to 10% of the number of outstanding shares of RVI Common Stock as of the date hereof.
(e) Report and Agreed Upon Procedures Report. RVI shall have received from the Auditor and delivered to DSW a copy of the Report and the Agreed Upon Procedures Report.
6.3 Conditions to Obligations of RVI. The obligation of RVI to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived (to the extent permitted under applicable Law) by RVI:
(a) Representations and Warranties. (i) The representations and warranties of DSW and Merger LLC contained in Section 3.2(a) (Organization, Standing and Power), Section 3.2(b) (Capital Structure), Section 3.2(c) (Authority) and Section 3.2(i) (Absence of Certain Changes or Events) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of DSW and Merger LLC set forth in Section 3.2 (other than those specified in clause (i) above) shall be true and correct (read without any materiality or material adverse effect qualifications) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on DSW. RVI shall have received a certificate, dated the Closing Date, signed on behalf of DSW by an authorized executive officer of DSW to such effect.
(b) Performance of Obligations of DSW. DSW and Merger LLC shall have performed in all material respects the obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by them under this Agreement at or prior to the Closing. RVI shall have received a certificate, dated the Closing Date, signed on behalf of DSW by an authorized executive officer of DSW to such effect.
(c) Private Letter Ruling. The IRS Rulings shall continue to remain in full force and effect. If the IRS Rulings are not in full force and effect, RVI shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to RVI, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to RVI shall be entitled to rely upon customary representations and assumptions provided by DSW, Merger LLC and RVI that counsel to RVI reasonably deems relevant.
ARTICLE VII
TERMINATION AND AMENDMENT
7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Shareholder Vote has been obtained, solely in the following manner:
(a) by mutual consent of DSW, Merger LLC and RVI in a written instrument;
(b) by either DSW or RVI, upon written notice to the other party, if a Governmental Entity of competent jurisdiction shall have issued a judgment, injunction, order or decree permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such judgment, injunction, order or decree has become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform or comply with Section 5.3 has been the cause of, or resulted in, such action;
(c) by either DSW or RVI, upon written notice to the other party, if the Merger shall not have been consummated on or before August 1, 2011; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform or comply with any material provision of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(d) by either DSW or RVI if the Merger has been submitted to the stockholders of DSW for adoption at a duly convened DSW Shareholders Meeting and the Required DSW Vote shall not have been obtained at such DSW Shareholders Meeting (including any adjournments or postponements thereof); provided, however, that the right to terminate under this Section 7.1(d) shall not be available to any party where the failure to obtain the Required DSW Vote shall have been caused by or related to such party’s material breach of this Agreement;
(e) by either DSW or RVI if the Merger has been submitted to the stockholders of RVI for adoption at a duly convened RVI Shareholders Meeting and the Required RVI Vote shall not have been obtained at such RVI Shareholders Meeting (including any adjournments or postponements thereof); provided, however, that the right to terminate under this Section 7.1(e) shall not be available to any party where the failure to obtain the Required RVI Vote shall have been caused by or related to such party’s material breach of this Agreement;
(f) by RVI, if, prior to the receipt of the Required RVI Vote, (i) the RVI Board of Directors has received a Superior Proposal, (ii) RVI shall not have violated Section 5.4 with respect to such Superior Proposal and shall have previously paid (or concurrently pays) the amount due under Section 7.2(c), (iii) the RVI Board of Directors shall have provided DSW with at least five (5) business days’ advance written notice of its intention to terminate pursuant to this Section 7.1(f) and substantially simultaneously provided DSW with a copy of the definitive agreement providing for the implementation of such Superior Proposal, and (iv) the RVI Board of Directors shall have approved, and RVI concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;
(g) by DSW, if, prior to the receipt of the Required DSW Vote, (i) the DSW Board of Directors has received a Superior Proposal, (ii) DSW shall not have violated Section

5.4 with respect to such Superior Proposal and shall have previously paid (or concurrently pays) the amount due under Section 7.2(b), (iii) the DSW Board of Directors shall have provided RVI with at least five (5) business days’ advance written notice of its intention to terminate pursuant to this Section 7.1(g) and substantially simultaneously provided RVI with a copy of the definitive agreement providing for the implementation of such Superior Proposal, and (iv) the DSW Board of Directors shall have approved, and DSW concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;
(h) by DSW, upon written notice to RVI, if
(i) a Change in RVI Recommendation shall have occurred; provided that the right of DSW to terminate this Agreement under this Section 7.1(h)(i) shall only be available to DSW for fifteen business days following notice from RVI that a Change in RVI Recommendation has occurred; or
(ii) RVI has breached or failed to perform in any material respect any of its obligations under Section 5.4;
(i) by RVI, upon written notice to DSW, if:
(i) a Change in DSW Recommendation shall have occurred; provided that the right of RVI to terminate this Agreement under this Section 7.1(i)(i) shall only be available to RVI for fifteen business days following notice from DSW that a Change in DSW Recommendation has occurred; or
(ii) DSW has breached or failed to perform in any material respect any of its obligations under Section 5.4; or
(j) by either DSW or RVI, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period.
7.2 Effect of Termination.
(a) In the event of termination of this Agreement by either RVI or DSW as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that (a) Section 5.2(b) (Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination) and Article VIII (General Provisions) shall survive such termination and (b) no party shall be relieved or released from any liability for fraud or willful or intentional breach of this Agreement.
(b) DSW and RVI agree that if this Agreement is terminated by DSW or RVI pursuant to Section 7.1(d) (unless prior to such duly convened DSW Shareholders Meeting, a

Change in RVI Recommendation shall have occurred) or by DSW pursuant to Section 7.1(g), DSW shall reimburse RVI for all of RVI’s reasonably documented Covered Transaction Expenses within twenty (20) business days after such termination. For the purposes of this Agreement, “Covered Transaction Expenses” shall mean up to $10,000,000 in reasonable out-of-pocket fees, costs and expenses (including all legal, accounting, consulting, advisory and investment banking costs and expenses) incurred by the applicable party prior to the termination of this Agreement and in connection with the transactions contemplated by this Agreement.
(c) DSW and RVI agree that if this Agreement is terminated by DSW or RVI pursuant to Section 7.1(e) or by (unless prior to such duly convened RVI Shareholders Meeting, a Change in DSW Recommendation shall have occurred) RVI pursuant to Section 7.1(f), RVI shall reimburse DSW for all of DSW’s reasonably documented Covered Transaction Expenses within twenty (20) business days after such termination.
7.3 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of either or both of the Required Shareholder Votes, but after any such approval, no amendment shall be made which by Law requires further approval or authorization by shareholders of RVI or DSW, as applicable, without such further approval or authorization. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.
7.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive performance of or compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE VIII
GENERAL PROVISIONS
8.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next day courier service or (iii) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a) if to DSW or Merger LLC, to

DSW Inc. 810 DSW Drive Columbus, OH 43219
Attention:	Michael R. MacDonald
Chief Executive Officer
Facsimile No.: (614) 872-1454
with a copy (which shall not constitute notice) to
DSW Inc.
810 DSW Drive
Columbus, OH 43219
Attention: Bill Jordan
Facsimile No.: (614) 872-1475
and
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attention: Herbert Wander
Facsimile No. (312) 577-8885
(b) if to RVI, to (before the closing)

Retail Ventures, Inc. 4150 E. Fifth Avenue Columbus, OH 43219
Attention:	James McGrady
Julie Davis
Facsimile No.: (614) 238-4156
with copies (which shall not constitute notice) to

Baker & Hostetler LLP PNC Center 1900 East 9th Street, Suite 3200 Cleveland, Ohio 44114
Attention:	Robert A. Weible
Matthew A. Tenerowicz
Facsimile No.: (216) 696-0740
and
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Michael P. Rogan
Facsimile No.: (202) 661-8200
(c) if to RVI, to (after the closing)

Baker & Hostetler LLP PNC Center 1900 East 9th Street, Suite 3200 Cleveland, Ohio 44114
Attention:	Robert A. Weible
Matthew A. Tenerowicz
Facsimile No.: (216) 696-0740
8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a correspondingly number Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “affiliate” has the meaning given to it in Rule 12b-2 under the Exchange Act. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty. The term “business day” means Monday, Tuesday,

Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by applicable Law to close. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References in this Agreement to “dollars” or “$” are to U.S. dollars.
8.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and any ancillary document delivered pursuant hereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Master Separation Agreement, which shall survive the execution and delivery of this Agreement in accordance with the terms of Section 5.14, and (b) except as provided in Section 5.10 (which is intended for the benefit of only the persons specified therein and his or her heirs and representatives), is not intended to and shall not be construed to create any third-party beneficiaries or confer upon any person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio (without giving effect to choice of law principles thereof).
8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned, in whole or in part, by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
8.9 Submission to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court and any Ohio state court sitting in

Columbus, Ohio for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court and any Ohio state court sitting in Columbus, Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by Law. Each of the parties also agrees that any final, non-appealable judgment against a party in connection with any suit, action or other proceeding arising out of or relating to this Agreement shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the U.S. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
8.10 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to seek a decree of specific performance and each of the parties shall further be entitled to seek an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any suit, action or other proceeding should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.
8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

DSW INC.

By:	/s/ William L. Jordan

	Name:	William L. Jordan
	Title:	Executive Vice President,
General Counsel and Secretary

DSW MS LLC

By:	/s/ William L. Jordan

	Name:	William L. Jordan
	Title:	Executive Vice President,
General Counsel and Secretary

RETAIL VENTURES, INC.

By:	/s/ James A. McGrady

	Name:	James A. McGrady
	Title:	Chief Executive Officer,
Chief Financial Officer,
President and Treasurer
[SIGNATURE PAGE TO MERGER AGREEMENT]

List of Omitted Schedules and Exhibits
Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Agreement and Plan of Merger, by and among DSW Inc., DSW MS LLC and Retail Ventures, Inc., dated February 8, 2011, have not been provided herein:
Schedules
Retail Ventures, Inc. Disclosure Schedules
Schedule 1.7- Designated Director
Schedule 3.1(a)- Organization, Standing and Power
Schedule 3.1(b)- Capital Structure
Schedule 3.1(c)- Authority
Schedule 3.1(d)- SEC Documents; Financial Statements, Undisclosed Liabilities
Schedule 3.1(e)- Compliance with Applicable Laws and Reporting Requirements
Schedule 3.1(f)- Legal Proceedings
Schedule 3.1(g)- Taxes
Schedule 3.1(h)- Benefit Plans
Schedule 3.1(i)- Absence of Certain Changes or Events
Schedule 4.1(a)- Ordinary Course
Schedule 4.1(b)- Dividends; Changes in Stock
Schedule 4.1(c)- Issuance of Securities
Schedule 4.1(f)- No Dispositions
Schedule 4.1(g)- Indebtedness
Schedule 4.1(j)- Compensation and Benefit Plans
Schedule 4.1(k)- No Liquidation
Schedule 4.1(l)- Litigation
Schedule 4.1(n)- Agreements
Schedule 5.13(a)- Statement of Net Assets- Basis of Presentation
DSW Inc. Disclosure Schedules
Schedule 3.2(c)- Authority
Schedule 3.2(d)- SEC Documents; Undisclosed Liabilities
Schedule 4.2(e)- DSW Indebtedness
Exhibits
N/A
The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.